Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in the Annual Report on Form 10-K, as amended by Amendments No. 1 and 2 on Form 10-K/A, of Par Petroleum Corporation for the year ended December 31, 2013 (collectively, the “Annual Report”), of our report dated March 17, 2014, with respect to estimates of reserves and future net revenue of Par Petroleum Corporation, as of December 31, 2013, and to all references to our firm included in the Annual Report.

We also consent to the incorporation by reference in Registration Statement Nos. 333-192519 and 333-195662 on Form S-3 and Registration Statement No. 333-185612 on Form S-8 of our report dated March 17, 2014, with respect to estimates of reserves and future net revenue of Par Petroleum Corporation, as of December 31, 2013, included in the Annual Report, and to the reference to us under the heading “Experts” in such Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

May 30, 2014

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